Exhibit 26 (h) i. b. b1. iii.

[LETTER HEAD OF FIDELITY INVESTMENTS]

May 16, 2007

Massachusetts Mutual Life Insurance Company (f/d/a Connecticut Mutual Life Insurance Company)

Mr. Stephen Brunette

1295 State Street, M254

Springfield, Massachusetts 01111

Re:	Participation Agreement among Variable Insurance Products Fund (the “Current Fund”), Fidelity Distributors Corporation (the “Underwriter”) and Insurance Company (the “Company”), dated April 1, 1994, as amended (“Participation Agreement”)

Dear Mr. Brunette:

The Company, the Underwriter, and the Fund are parties to the above-referenced Participation Agreement. As explained in the notice sent to you on May 3, 2007, Fidelity is in the process of reorganizing one or more of the portfolios of the Current Fund (the “Affected Portfolios”) for administrative purposes. In connection with this reorganization, the Affected Portfolios will be moved into corresponding “shell” portfolios of a new Variable Insurance Products Fund V (“Fund V”). A list of all of the Affected Portfolios in the Current Fund covered by the reorganization and the corresponding Fund v portfolios is set forth on the attached Exhibit.

In connection with this change, we are asking for your consent to (1) the amendment of the Participation Agreement to add Fund V as a “Fund” party under the terms of the Participation Agreement (the “Amendment”); and (2) the assignment of all of the Current Fund’s rights, benefits and obligations under the Participation Agreement with respect to the Affected Portfolios to Fund V, with respect to the corresponding portfolios of Fund V, and the release of the current Fund from the obligations so assigned (the “Assignment”). The Participation Agreement will remain in full force and effect in accordance with its terms, as so amended and assigned herein. The Amendment will also add the following clarifying language to the Participation Agreement as a new article A of the Agreement:

This Agreement shall create a separate a participation agreement for each Fund, as though the Company and the Underwriter had executed a separate, identical form of participation agreement with each Fund. No rights, responsibilities or liabilities of any Fund shall be attributed to any other Fund.

Your signature below will indicate the company’s consent o the Amendment and Assignment of the Participation Agreement as set forth above, to become effective immediately upon consummation of the reorganization.

Thank you for your prompt attention to this matter. If for some reason we have not obtained your signature prior to the reorganization, and the company submits orders or

[page break]

[LETTER HEAD OF FIDELITY INVESTMENTS]

instructions under the Participation Agreement, we will deem the Company to have consented to the Amendment and Assignment. Please do not hesitate to contact your Fidelity Relationship Manager or Key Account Manager if you have any questions.

Very truly yours,

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ William Loehning

Name: William Loehning
Title: Executive Vice President

VARIABLE INSURANCE PRODUCTS FUND and VARALBLE INSURANCE PRODUCTS FUND V

By:	/s/ Kimberley Monasterio

Name: Kimberley Monasterio
Title: Treasurer

The Undersigned consents to the Amendment and Assignment of the Participation Agreement as of this 26th day of June 2007:

MASSACHUSETS MUTUAL LIFE

INSURANCE COMPANY

By:	/s/ Michael E. Dubois
Name: Michael E. Dubois
Title: Second Vice President and Actuary

Please keep one copy and return the other to:

Sharon Salter

Director, contracts

Management

Fidelity Investments

100 Salem Street, O2N

Smithfield RI 02917

[page break]

[LETTER HEAD OF FIDELITY INVESTMENTS]

EXHIBIT A

AFFECTED PORTFOLIOS	FUND V PORTFOLIOS

Variable Insurance Products Fund	Variable Insurance Products Fund V

Money Market Portfolio	Money Market Portfolio
Variable Insurance Products Fund II

Asset Manager Portfolio	Asset Manager Portfolio
Asset Manager: Growth Portfolio	Asset Manager: Growth Portfolio
Investment Grade Bond Portfolio	Investment Grade Bond Portfolio
Variable Insurance Products Fund IV

Freedom Income Portfolio	Freedom Income Portfolio
Freedom 2005 Portfolio	Freedom 2005 Portfolio
Freedom 2010 Portfolio	Freedom 2010 Portfolio
Freedom 2015 Portfolio	Freedom 2015 Portfolio
Freedom 2020 Portfolio	Freedom 2020 Portfolio
Freedom 2025 Portfolio	Freedom 2025 Portfolio
Freedom 2030 Portfolio	Freedom 2030 Portfolio
FundsManager 20% Portfolio	FundsManager 20% Portfolio
FundsManager 50% Portfolio	FundsManager 50% Portfolio
FundsManager 75% Portfolio	FundsManager 75% Portfolio
FundsManager 85% Portfolio	FundsManager 85% Portfolio
Strategic Income Portfolio	Strategic Income Portfolio